Exhibit 99.1

Press Release

SATCON ADOPTS STOCKHOLDER RIGHTS PLAN

Boston, Massachusetts — January 7, 2011 - Satcon Technology Corporation® (NASDAQ CM:SATC), a leading provider of utility scale power conversion solutions for the renewable energy market, announced today that its Board of Directors adopted a stockholder rights plan (the “Rights Plan”) designed to preserve the value of significant tax assets associated with the Company’s tax net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code.

United States federal income tax rules, and Section 382 of the Internal Revenue Code in particular, substantially limit the use of NOLs if a company experiences an “ownership change.” Ownership changes under Section 382 generally relate to a cumulative change in ownership among stockholders with at least a 5% ownership interest (as determined under the rules of Section 382) of more than 50% over a rolling three-year period. The purpose of the Rights Plan is to protect the NOLs by reducing the likelihood of an “ownership change” occurring as a result of transactions in the Company’s common stock.

“Our NOLs are an important asset of the Company, an asset that we believe we should make every effort to protect,” said Steve Rhoades, Satcon’s President and Chief Executive Officer.  “The Rights Plan protects the interests of all stockholders and preserves these substantial tax benefits for the Company.”

Under the Rights Plan, one right will be distributed for each outstanding share of the Company’s common stock held by stockholders of record as of the close of business on January 18, 2011.  Pursuant to the Rights Plan, if any person or group (subject to certain exceptions) acquires 4.99% or more of the outstanding shares of the Company’s common stock, without approval of the Board of Directors, a substantial dilution in the voting and economic ownership of such person or group would occur.

The Rights Plan will continue in effect until January 6, 2014 unless earlier terminated or redeemed by the Board of Directors at any time prior to the rights being triggered or certain other events occur.  Additional information regarding the Rights Plan will be contained in a Current Report on Form 8-K and a Registration Statement on Form 8-A to be filed by the Company with the Securities and Exchange Commission.

About Satcon

Satcon Technology Corporation is a leading provider of utility-grade power conversion solutions for the renewable energy market, enabling the industry’s most advanced, reliable, and proven clean energy alternatives.  For more than ten years, Satcon has designed and delivered advanced power conversion products that enable large-scale producers of renewable energy to convert the clean energy they produce into grid-connected efficient and reliable power.  To learn more about Satcon, please visit http://www.Satcon.com.

Safe Harbor

This press release contains “forward-looking statements” that represent our expectations or beliefs concerning future events.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions, and include statements regarding the ability of the Company to preserve and utilize its tax assets and the effect of the adoption of the Rights Plan on changes in ownership in the Company’s common stock. Such forward looking statements are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation. Such factors include, but are not limited to, the inability of the Rights Plan to dissuade an investor from effecting an “ownership change” by either increasing or reducing their ownership of shares of the Company’s common stock; the potential loss of the Company’s NOLs notwithstanding the implementation of the Rights Plan; the Company’s ability to forecast its tax attributes, which are based upon various facts and assumptions; the Company’s ability to protect and use its NOLs to offset taxable income; and the Company’s ability to generate taxable income in the future.  Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The Company expressly disclaims any obligation to update the information contained in this release.

Contact

Leah Gibson

Investor Relations

Satcon Technology Corporation
(617) 897-2400
leah.gibson@Satcon.com